Item 26. Exhibit (g) vi. b.

___________________________________________________________________________

NOTE: certain information enclosed within brackets
has been excluded from this exhibit because it is
both (i) not material and (ii) would likely cause
competitive harm to the registrant if publicly disclosed.
___________________________________________________________________________

AMENDMENT to the
AUTOMATIC AND FACULTATIVE YRT AGREEMENT
Effective April 1, 2010
(the “Agreement”)

between

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,
C.M. LIFE INSURANCE COMPANY and
MML BAY STATE LIFE INSURANCE COMPANY
(the “Ceding Company”)

and

SWISS RE LIFE & HEALTH AMERICA INC.
(the “Reinsurer”)

Coverage: Strategic Edge Group Universal Life (GUL) with or without the variable rider (GVUL)
New York State Business only
TAI Code: [_____]
Reinsurer Treaty ID: [_____]

On and after January 1, 2020, the Amendment Effective Date, Paragraph A of Article III – Basis of Reinsurance of the Agreement is hereby replaced in its entirety with the following:

A.	Life insurance shall be reinsured on a Yearly Renewable Term (YRT) basis for the net amount at risk on the portion of the insurance of the original policy which is reinsured with the Reinsurer. The Reinsurer shall hold, and the Ceding Company shall take credit for, a statutory reserve in accordance with the Standard Valuation Law in effect at the time of issue of the original policy. The Reinsurer represents to the Ceding Company that as of the effective date of this Agreement it is properly licensed and accredited in all jurisdictions where the Accepted Coverages are sold and where the Ceding Company files statutory financial statements. If any such license or accreditation is lost, due to failure by the Reinsurer to maintain in effect a required license or accreditation, the Reinsurer will, within [_____], post collateral in a form meeting the state’s laws and regulation on credit for reinsurance. During the [_____] period, the Reinsurer will have the right to [_____] for the reinsurance ceded under this Agreement. The Ceding Company will not [_____].

All terms and conditions of the Agreements not in conflict with the terms and conditions of this Amendment shall continue unchanged.

[SIGNATURE PAGE FOLLOWS]

[page break]

IN WITNESS WHEREOF, both parties in duplicate hereby execute this Amendment in good faith:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Peter G Ferris	Date:	July 29, 2019
Peter G Ferris
Vice President & Actuary

MML BAY STATE LIFE INSURANCE COMPANY

By:	/s/ Peter G Ferris	Date:	July 29, 2019
Peter G Ferris
Vice President & Actuary

C.M. LIFE INSURANCE COMPANY

By:	/s/ Peter G Ferris	Date:	July 29, 2019
Peter G Ferris
Vice President & Actuary

SWISS RE LIFE & HEALTH AMERICA INC.

By:	/s/ Natalie Gleed	Date:	July 18, 2019

Print name:	Natalie Gleed

Title:	V.P.

SWISS RE LIFE & HEALTH AMERICA INC.

By:	/s/ Steven M. Cvijanovich	Date:	July 18, 2019

Print name:	Steven M. Cvijanovich

Title:	Senior Vice President